                        ADMINISTRATIVE SERVICES AGREEMENT

                  This Administrative Services Agreement (the "Agreement") is made and entered into as of November 19, 1996 (the "Effective Date") by and among Rose Hills Acquisition Corp., a Delaware corporation which is being renamed Rose Hills Company (together with its current and future subsidiaries, "RHAC"), The Loewen Group Inc., a British Columbia corporation ("LWN"), and Loewen Group International, Inc., a Delaware corporation ("LGII" and, together with LWN, "Loewen").

                                    RECITALS

                  WHEREAS, pursuant to an Agreement and Plan of Merger and an Asset Purchase Agreement, each dated as of September 19, 1996 and as amended, wholly owned assignees of RHAC will, concurrent with the execution and delivery of this Agreement, have acquired (the "Acquisition") the Cemetery and the Mortuary (such terms, as well as the other capitalized terms not otherwise defined herein, having the respective meanings ascribed thereto in RHAC's Offering Memorandum dated November 14, 1996);

                  WHEREAS, LGII owns and operates funeral homes and cemeteries throughout the United States and pursuant to a Subscription Agreement dated as of November 19, 1996, Roses Delaware, Inc., an affiliate of LGII, has transferred to the parent of RHAC the capital stock of certain subsidiaries which own the Satellite Properties, which capital stock has in turn been contributed to RHAC for further contribution to its subsidiaries;

                  WHEREAS, RHAC and its parent and subsidiaries may from time to time acquire additional funeral homes and/or cemeteries (together with the Satellite Properties, "Acquired Properties"), whether by purchase or shareholder contribution;

                  WHEREAS, in order to enable RHAC (i) to effect at Rose Hills and the Satellite Properties as of the Closing Date the head count reductions set forth in Exhibit A, (ii) to terminate or freeze the defined benefit plan of the Mortuary and (iii) to achieve additional cost efficiencies, RHAC seeks to have Loewen provide certain administrative services and support to Rose Hills and the Acquired Properties as described herein; and

                  WHEREAS, it is a condition to the capitalization of the parent of RHAC, which is necessary to consummate the Acquisition, that this Agreement be entered into in order that the services described herein may be provided;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                 ARTICLE 1: SERVICES AND SUPPORT TO BE PROVIDED

                  1.1 The Services. Loewen will furnish or cause one of its affiliates to furnish to RHAC and RHAC may use such of the following administrative services and support (individually, and including those services to be provided pursuant to Sections 1.2 or 1.3, a "Service" and collectively, the "Services") as RHAC may request from time to time:

         a.       Accounting and Tax Services.

                  (i) During each Transition Period (as defined below), accounting services for the Acquired Properties, including maintenance of appropriate books and records and preparation of consolidated financial statements (with all intercompany transactions, if any, between the Acquired Properties and Rose Hills being separately identifiable so as to facilitate the preparation of consolidated financial statements in sufficient detail and timeliness to meet SEC reporting requirements for RHAC and its subsidiaries) and such other reports as may be reasonably requested by RHAC;

                  (ii) Tax planning and advice for RHAC; and

                  (iii) During each Transition Period, preparation and filing of all state and Federal tax returns for RHAC any consolidated group of which it is a part and during and following such Transition Period, assistance with any tax audits and appeals;

         b.       Hardware, Software and Telecommunications Support.

                  (i) Maintenance and servicing of computer hardware located at the Acquired Properties;

                  (ii) Telecommunications services, including electronic mail, voice mail and ancillary services, and technical support with respect to such services;

                  (iii) Consultation and support on overall management information systems planning and strategy; and

                  (iv) Subject to any incremental third party licensing fees, licenses to use any or all of the software packages and any enhancements thereto listed on Exhibit B together with the necessary information systems support to ensure that such licensed software functions appropriately, and maintenance support for the hardware necessary to operate the licensed software;

         c. Credit and Collections Support. During the Satellite Properties Transition Period, credit analysis with respect to customers of the Satellite Properties and collection activities with respect to accounts receivable owing from customers of the Satellite Properties; following the Satellite Properties Transition Period, Loewen staff will provide on site supervisory credit and collections services for RHAC with no additional fee or reimbursement by RHAC to Loewen;

         d.       Employee Training and Support.

                  (i) Employee training and support services relating to regulatory compliance in the following areas: (1) Occupational Safety and Health Administration Standards, including an annual on-site safety survey to be conducted by Loewen staff at each location; (2) Americans with Disabilities Act, Title III, Physical Accommodations by Public Entities; (3) licensing; (4) environmental; (5) employment law, including wage and hour, sexual harassment, employment discrimination, the Fair Labor Standards Act, the Family and Medical Leave Act, employee discipline, employee termination, and employment applications; (6) funeral, cemetery, crematory services and advanced planning procedural issues; (7) the Federal Trade Commission's Funeral Services Practices Rule; and (8) the Federal Truth in Lending Act; such training shall include but not be limited to two half-day staff seminars per annum covering recent developments and issues;

                  (ii) Two on-site training seminars per annum for RHAC employees to maintain and improve high standards of funeral and cemetery services; and

                  (iii) Sales, merchandise and general operations support, including access to standardized merchandise displays and access to marketing and telemarketing tools and programs;

         e.       Legal and Similar Services.

                  (i) All legal services of a nature customarily performed by the in-house legal staff of Loewen for its own business, including regular and periodic assistance with the preparation and filing of, and general guidance with respect to, federal, state or local governmental reports, case management of the defense or prosecution of litigation, the procurement, retention, management and coordination of legal services furnished by independent counsel and the defense of substantive claims brought against RHAC or Rose Hills Holdings Corp. ("RH Holdings");

                  (ii) Environmental support for general regulatory, compliance and remedial purposes and quality assurance to engender strict regulatory compliance and adherence to company environmental policy; oversight and consultation relating to all remedial efforts to be undertaken; and

                  (iii) Advice in connection with freezing or terminating the defined benefit plan of the Mortuary; and

         f.       Miscellaneous.

                  (i) Corporate travel Services from Loewen Travel for RHAC employees;

                  (ii) At RHAC's option, access to Loewen's funds management systems and assistance with arrangements for RHAC's endowment care fund, pre-need cemetery trust funds and pre-need funeral trust funds; and

                  (iii) Other related or similar Services to which the parties mutually agree.

For the avoidance of any doubt, except for reasonable out-of-pocket expenses incurred in the performance of such Services RHAC shall not reimburse Loewen for any costs or expenses incurred in this Section 1.1 other than those expressly provided for in Section 3.2 hereof.

                  1.2 Integration of Accounting and Management Information Systems. Loewen will develop as promptly as practicable, but in no event later than the last day of the applicable Transition Period, a system interface so that all accounting data relating to the relevant Acquired Properties may be conveyed directly to the Rose Hills accounting system, thereby enabling RHAC's systems to generate consolidated financial statements and reports for Rose Hills and the Acquired Properties on a combined basis. The "Satellite Properties Transition Period" shall mean the period from the date on which the Acquisition closes to the date on which such interface is completely effective (which date shall be no later than March 31, 1997), and the "Acquired Property Transition Period" shall mean the period from the closing date of any subsequent acquisition of Acquired Properties to the date on which such interface is completely effective with respect to any such subsequently acquired Acquired Properties (which date shall not be later than the date six months from the date the acquisition of such Acquired Properties is consummated (each, a "Transition Period"). In lieu of effecting such interface, RHAC may at any time upon 90 days notice to Loewen instead elect to have the accounting, payroll, tax and credit and collection functions for Rose Hills (as well as the relevant Satellite Properties) administered by Loewen. If such decision is made, Loewen is obligated to provide such services and the administrative fee paid to LGII pursuant to Section 3.1 hereof shall be increased by the incremental cost to Loewen of providing such services.

                  1.3  Additional Services.

                  a. In addition to the Services listed above, Loewen hereby agrees that where possible it will exercise its best efforts to provide RHAC with the ability to purchase services, equipment and supplies at the most favorable prices paid by Loewen under Loewen's service, equipment and supply agreements with third parties including, without limitation, its agreements with casket vendors, ForeThought, cemetery and funeral merchandise vendors, telecommunications vendors and providers of construction services.

                  b. At the request of RHAC or RH Holdings, Loewen will provide full corporate development support for potential acquisitions. Loewen will be reimbursed by

RHAC for the reasonable portion of salaries of personnel providing such services and for reasonable out-of-pocket expenses relating to contemplated or consummated transactions. RHAC and Loewen agree that Loewen shall be RHAC's and RH Holdings' exclusive agent in sourcing potential acquisitions of Nearby Properties (as hereinafter defined), and Loewen shall regularly advise RHAC and RH Holdings of such acquisition candidates of which Loewen becomes aware and, if requested by RHAC, make a presentation to RHAC's Board of Directors in respect thereof. If RHAC's Board of Directors decides within a reasonable period of time after being advised by Loewen of a prospective acquisition not to pursue such acquisition, then Loewen shall be free to refer such prospective acquisition to any other person or entity or, alternatively, to consummate such acquisition for their own account. RHAC agrees that it will not solicit transactions through third parties acting as agents for others; provided, the foregoing shall not limit the ability of RHAC to source potential acquisitions directly or to compensate third parties who are not engaged by RHAC as agent but who have referred unsolicited acquisitions of funeral homes or cemeteries to RHAC. Loewen's obligation as exclusive agent is to refer all potential acquisitions of Nearby Properties to RHAC for due consideration prior to (i) referring such acquisitions to any other company in the death care business, or (ii) attempting to acquire such property for its own account.

                  c. Loewen and RHAC agree that to the extent it is feasible and cost effective they shall provide to each other:

                  (i) Access to each other's embalming facilities; and

                  (ii) Access to each other's automobile fleets where appropriate.

The costs associated with any shared goods or services under this Section (c) shall be allocated between Loewen and RHAC on a mutually agreeable basis based on relative usage.

                   ARTICLE 2: CONDITIONS RELATING TO SERVICES

                  2.1 Standard of Care. The Services provided by Loewen to Rose Hills and the Acquired Properties shall be provided on a basis comparable to the manner in which such services are provided to Loewen's own affiliates. Neither RHAC nor Loewen shall take any action in connection with the provision of the Services which would tend to materially injure, diminish the value of, or reflect adversely upon Loewen or RHAC.

                  2.2 Independent Contractor. Notwithstanding any other provision of this Agreement to the contrary, the parties acknowledge and expressly agree that Loewen shall be an independent contractor of RHAC while providing the Services. Nothing herein shall be construed to establish a partnership, a joint venture or an agency relationship between or among the parties.

                  2.3 Personnel Providing Services. The Services shall be provided by, or under the supervision of, qualified personnel of Loewen or one or more of its affiliates as designated by Loewen, the agreement of the parties being that the Services shall be provided by the Loewen affiliate best able to provide the maximum benefit to RHAC hereunder. The employees of Loewen providing Services hereunder shall be, during the term of this Agreement, employees of or consultants to Loewen and not employees of RHAC, and shall be under the direct supervision of Loewen. Loewen shall have full control over and full responsibility for the assignment of employees providing the Services and for the terms and conditions of employment of such employees including hiring, discharging, disciplining, scheduling and all other matters relating to the terms and conditions of employment.

                  2.4 Notice of Impairment. The parties agree to advise each other if they acquire a funeral home or cemetery whose proximity to a funeral home a cemetery owned by it could impair their ability to accept or receive any of the Services.

                           ARTICLE 3:  COMPENSATION

                  3.1 Administrative Fee. In consideration for the provision of the Services, RHAC agrees to pay LGII monthly in arrears an annual administrative fee equal to $334,000 during the year ending on the first anniversary of the closing date of the Acquisition and $250,000 during each year thereafter, subject to an annual 2.5% increase of such $250,000 fee beginning on the second anniversary of such closing date. LGII shall allocate such fee to LWN or its other affiliates providing such Services as appropriate. Such fee shall be increased by a mutually agreed amount determined in accordance with Section
1.2 if RHAC elects to have all of the finance and accounting functions of Rose Hills and the Acquired Properties administered by Loewen. If during the term of this Agreement, the scope of the Services provided is reduced, then the parties agree to negotiate in good faith to determine an appropriate reduction in the administrative fee payable to LGII. If such reduction in scope of Services provided is related to RHAC's good faith determination that it is legally disabled from accepting such Services, then Loewen agrees to reimburse RHAC for the incremental costs incurred in procuring substantially similar services elsewhere.

                  3.2 Expenses. RHAC shall also reimburse Loewen for all reasonable out-of-pocket costs, up to a maximum of $50,000 per annum or such amount as may be determined by the Board of Directors of RHAC from time to time, in connection with the provision of Services described in Article 1 hereof including, but not limited to, reimbursement for travel expenses. In addition, RHAC shall reimburse Loewen for all reasonable out-of-pocket costs and expenses incurred from third party vendors of services, provided, however that Loewen has secured the prior approval of the President of RHAC and a designee of Blackstone Capital Partners II Merchant Banking Fund L.P. for each such cost or expense in excess of $5,000. Loewen shall use its reasonable business judgment in engaging and contracting with third parties pursuant to the immediately preceding sentence (including the decision as to whether such services are performed by Loewen or by a third party provider) as if Loewen was engaging and contracting with third parties for its own benefit. All such transactions with third party providers shall be conducted on an arm's length basis. From time to time Loewen shall report to and consult with the Board of Directors of RHAC with respect to the services provided hereunder directly by Loewen personnel and the services provided by third party providers and the costs therefor.

                         ARTICLE 4: TERM AND TERMINATION

                  4.1 Term and Termination. The term of this Agreement shall be eight years, subject to earlier termination or extension as provided below ("Term"). This Agreement shall be terminated as follows (the date of any such termination referred to as the "Termination Date"):

                  a. Automatically on the eighth anniversary of the date hereof without any notice or other action required (subject to the last sentence of this Section 4.1);

                  b. By RHAC if pursuant to a final, nonappealable order of a court or other governmental agency having jurisdiction over RHAC or Loewen, it is determined that Loewen is not legally able to provide, or RHAC is not legally able to accept, those Services described herein which generally involve access to competitive or strategic data;

                  c. By Loewen or RHAC in the event of a material breach by the other party of any provision of this Agreement including, without limitation, rejection of this Agreement in a proceeding under the Bankruptcy Act of 1978, as amended (or any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up or composition or readjustment of debts), which breach is not remedied by the breaching party within 30 days after receipt of written notice thereof (a "Notice of Breach") from the terminating party;

                  d. Automatically upon closing following the exercise of the Option as such term is defined in that certain Put/Call Agreement of even date herewith (the "Put/Call Agreement");

                  e. At the option of RHAC, upon transfer of beneficial ownership of or control over any shares of common stock or preferred stock of RH Holdings (or any immediate or remote parent entity holding such shares) held by Loewen or its affiliates to any person other than Loewen or its affiliates; and

                  f. At the option of RHAC, if Loewen or any of its current or future Affiliates (as hereinafter defined) or successors owns, operates or controls any Nearby Property (as hereinafter defined) on or after the date that is twelve months after the Affiliation Date (as hereinafter defined).

Notwithstanding the foregoing, this Agreement shall not automatically terminate pursuant to clause a. above and shall continue indefinitely until terminated by RHAC if there shall have been a default by Loewen of its obligations under the Put/Call Agreement.

                  4.2  Effect of Termination.

                  a. Termination of this Agreement in accordance with this
Article 4 shall not affect the rights of any party hereto to recover any damages either shall have suffered as a result of any breach of this Agreement, nor shall it affect the rights of any party accruing during the Term of this Agreement.

                  b. If this Agreement is terminated, then effective as of the Termination Date Loewen's right to provide and RHAC's right to request Services shall terminate immediately and Loewen and RHAC hereby agree to such termination of rights.

                  4.3 Definitions. A "Nearby Property" is any funeral home or cemetery located within a 20 mile radius of any funeral home or cemetery then owned, operated or controlled directly or indirectly by RH Holdings. The "Affiliation Date" is the date on which LWN, LGII or their respective successors and assigns first acquires or otherwise becomes an Affiliate of a Nearby Property. "Affiliate" shall have the meaning set forth in the Stockholders' Agreement of even date herewith among Rose Hills Holdings Corp., LWN, LGII and the other parties thereto.

           ARTICLE 5:  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

                  5.1 Representations of Loewen. LWN and LGII each hereby represents and warrants, on a joint and several basis, to RHAC as follows:

                  a. Authorization and Binding Obligation. LWN and LGII each have full corporate power and authority to enter into, deliver and perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered by each of LWN and LGII, and constitutes the valid and binding obligation of each of LWN and LGII, enforceable against them in accordance with its terms.

                  b. No Conflict. The execution, delivery and performance by each of LWN and LGII of their respective obligations under this Agreement does not conflict with or result in a breach of, or require any consent under, their respective charter or by-laws or any applicable law or regulation, or any order, writ, injunction or decree of any court of governmental authority or agency, or any agreement or instrument to which either is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.

                  c. No Nearby Properties. Upon consummation of the Acquisition and the receipt by RH Holdings of the Satellite Properties on the Closing Date, neither Loewen nor any of its affiliates owns, operates or controls any Nearby Property.

                  5.2 Representations and Warranties of RHAC. RHAC hereby represents and warrants to Loewen as follows:

                  a. Authorization and Binding Obligation. RHAC has full corporate power and authority to enter into, deliver and perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered by RHAC and constitutes the valid and binding obligation thereof, enforceable against RHAC in accordance with its terms.

                  b. No Conflict. The execution, delivery and performance by RHAC of its obligations under this Agreement does not conflict with or result in a breach of, or require any consent under, the charter or by-laws of RHAC or any applicable law or regulation, or any order, writ, injunction or decree of any court of governmental authority or agency, or any agreement or instrument to which RHAC is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.

                           ARTICLE 6:  MISCELLANEOUS

                  6.1 Notices. All notices, demands, and requests required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given if (i) personally delivered, (ii) sent by confirmed facsimile transmission to the facsimile numbers provided below, (iii) sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) transmitted by a recognized overnight courier service, addressed as follows:

                  a.  in the case of Loewen:

                      Loewen Group International, Inc.
                      3190 Tremont Avenue
                      Trevose, Pennsylvania 19053
                      Attention: Legal Department

                  with a copy to:

                      The Loewen Group Inc.
                      4126 Norland Avenue
                      Burnaby, British Columbia, Canada V5G 358
                      Attention:  Senior Vice President and Chief
                        Financial Officer

                  b.  in the case of RHAC:

                      Rose Hills Corporation
                      3888 South Workman Mill Road
                      Whittier, California  90601
                      Attention:  Chief Executive Officer

                  with a copy to:

                      The Blackstone Group
                      345 Park Avenue
                      31st Floor
                      New York, New York 10154
                      Attention:  Howard A. Lipson

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 6.1.

                  6.2 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties, provided, however, that RHAC may collaterally assign this Agreement to the Bank of Nova Scotia as security for its obligations under the Credit Agreement dated the date hereof. Any attempt to assign this Agreement or any part hereof in violation of this Section 6.2 shall be null and void and of no effect whatsoever. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  6.3 Governing Law. This Agreement shall be governed by the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (without giving effect to the principles of conflicts or law).

                  6.4 Headings. The headings preceding the text of sections and subsections of this Agreement are included for ease of reference only and shall not be deemed part of this Agreement.

                  6.5 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

                  6.6 Entire Agreement. This Agreement, all exhibits hereto, and all documents, certificates, and the like to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between the parties hereto with respect to the specific subject matter hereof. All exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

                  6.7 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable for the implementation and consummation of this Agreement or which may be reasonably requested by any other party hereto. Each party will cooperate with the other parties and provide any assistance reasonably requested by any other party to effectuate the terms of this Agreement.

                  6.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  6.9 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original but which, when taken together, shall constitute one and the same instrument.

                  6.10 Third-Party Beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any Person, including, without limitation, employees or former employees of RHAC or Rose Hills or any Acquired Property and no provisions of this Agreement shall create such third-party beneficiary rights in any such person.

                  6.11 Cooperation. In the event and for so long as either party is investigating, contesting or defending against any claim involving RHAC or RH Holdings, each of the other parties hereto will, to the extent requested by the investigating, contesting or defending party, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the investigation, contest or defense, and provide such other cooperation as the other party may reasonably request in connection with the investigation, contest or defense.

                  6.12 Amendments, Supplements. This Agreement may be amended or supplemented at any time by additional written agreements executed by all of the parties hereto, as may mutually be determined by such parties to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

                  6.13 Submission to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably submits in any legal action or proceeding relating to or arising out of this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the United States District Court for the Central District of California, and appellate courts thereof. Each of the parties hereto further (i) consents that any such action or proceeding may be brought in such court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action
or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (ii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 6.1 or at such other address of which such party shall have given notice pursuant thereto; (iii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(iv) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                  6.14 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

                                LOEWEN GROUP INTERNATIONAL, INC.

                                By: /s/ F. Andrew Scott
                                   ---------------------------------
                                Name: F. Andrew Scott
                                Title:


                                THE LOEWEN GROUP INC.

                                By: /s/ F. Andrew Scott
                                   ---------------------------------
                                Name: F. Andrew Scott
                                Title:


                                ROSE HILLS ACQUISITION CORP.

                                By: /s/ Howard A. Lipson
                                   ---------------------------------
                                Name: Howard A. Lipson
                                Title:

                                                                      Exhibit B


                                   Software

The following is a list of all the software owned by Loewen that will be available to RHAC:

ALPHA LIST APPLICATION

    The Alpha List is a list of all locations within the company. Primarily, it includes address and contact information.

PRICE LIST APPLICATION

    The Price List application contains pricing for service and merchandise items at each funeral home within the company. This information will be used to track pricing trends and update prices at the homes if necessary.

EIS DISTRIBUTION MANAGER

    Lotus Notes is the current tool used to distribute EIS data to remote users. In this case, Notes is only used for its communications features.

INVESTOR/ANALYST TRACKING

    The Investor/Analyst Tracking application is used by senior staff to track communications with Investors and Analysts. It maintains a history of conversations, tracks material faxed or mailed out to investors as well as earnings estimates and reports from analysts.

CONTACTS

    Miscellaneous databases used for contact management.

EMPLOYEE PHONE BOOK

    The Employee Phone Book lists all employee telephone locals and fax numbers for each of the Loewen offices.

PROPERTY INVENTORY

    This Risk Management application is used to maintain a list of properties for insurance purposes.

VEHICLE INVENTORY

    Similar to the Property Inventory database, the Vehicle Inventory application is used to maintain a list of company vehicles, both leased and owned, for insurance purposes.

INCIDENT TRACKING


    The Incident Tracking application is used to track all insurance claims at the funeral homes. It is used in each location to fill out claim information.

PAYROLL HOMES LIST

    This database is used by the Payroll department to manage the Payroll application installed at the funeral homes.

PROJECT TRACKING

    The Project Tracking database is used to manage all in progress MIS projects. It contains summary and detail level information, project milestones and deliverable dates.

TELECOMM TRACKING SYSTEM

    This application is used by the Telecomm department to maintain phone, fax, pager, cellular and modem number information. Additional data tracked in this database includes long distance service provider, cellular and pager provider contact information.

TELEMARKETING LEAD TRACKING

    The Telemarketing Lead Tracking database is used in the Cemetery Combo division. The database tracks every call made by each of 12 telemarketing offices across the United States. Each call is tracked to its result. Sales information is tracked and the database is used to perform sales analysis.

PRENEED TRUST MANAGEMENT

    Preneed - centralized trust administration system for multiple funeral home locations. The system tracks Preneed Trust contracts and their associated payments and withdrawals. A complete audit trail of all transactions is generated. Preneed provides a selection of activity reports.

    Full state statutory reporting is being prepared as the system is installed in the various locations.

CALLIN

    Custom-written module providing weekly sales reports. Some input from budgets; most via direct data input.

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PAYROLL DATA CAPTURE

    Payroll Data Capture is a Windows front end application installed in Funeral Homes. It captures overtime, regular hours, piecework, vacation, sick leave hours and transmits the data to Home Office every Monday. The accumulated data is then sent to ADP for payroll processing.

EXPENSES TRACKING SYSTEM

    This application loads American Express and diners information electronically. It provides the A/P department with meaningful expense analysis reports.